Exhibit 13(a)(1)

CODE OF ETHICS

OF

MVP Private Markets Fund

Dated as of: October 27, 2021

This Code of Ethics (the "Code") has been adopted by the MVP Private Markets Fund, a registered investment company for which Portfolio Advisors, LLC (the "Adviser") serves as investment adviser (the "Fund"), in compliance with Rule 17j-l (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of recommended investments and investment intentions of the Fund, may abuse their fiduciary duties and otherwise to deal with the type of conflict of interest situations to which the Rule is addressed.

In general, the fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of the Fund first; (2) the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that personnel providing services to the Fund should not take inappropriate advantage of their positions.

The provisions of the Code are applicable to the Fund and to persons who are "Covered Persons," as defined below. The scope of the Code and its operation reflect the fact that a separate code of ethics has been adopted by the Adviser (the "Adviser Code"). All personnel of the Adviser who are "access persons" of the Fund, as such term is defined by the Rule, are not Covered Persons hereunder and are subject to the provisions of the Adviser Code, which has been approved by the Board of Trustees of the Fund in accordance with the requirements of the Rule, and such persons shall not be subject to the terms of this Code. Any Fund access persons that are employees of the Fund’s Administrator are not Covered Persons hereunder and thus are not subject to this Code, but are subject to the Administrator’s Code. Any material violations by such access persons are reported to the Fund’s Board of Trustees by the Administrator. (The Administrator has represented that its Code of Ethics complies with all aspects of the Rule.)

1.	Important General Prohibitions

The specific provisions and reporting requirements of this Code are concerned primarily with those investment activities of a Covered Person, as defined below, who may benefit from or interfere with the purchase or sale of portfolio securities of the Fund. However, both the Rule and this Code prohibit any officer or director of the fund, as well as any Affiliate, as defined below, from using information concerning the investment intentions of Advisory Clients, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the fund. Specifically, the Rule makes it unlawful for any such person, directly or indirectly in connection with the purchase or sale of a "security held or to be acquired" by the fund to:

(i)	employ any device, scheme or artifice to defraud the fund;

(ii)	make to the fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

(iv)	engage in any manipulative practice with respect to the fund.

2.	Definitions – As used herein:

"Affiliate" includes but is not limited to "Covered Persons," other than Independent Trustees.

"Beneficial Interest" means any interest by which an Affiliate or Covered Person, or any member of his or her immediate family (relative by blood or marriage) living in the same household, can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a security except such interests as a majority of the Independent Trustees of the Fund shall determine to be too remote for the purpose of this Code.

"Covered Persons" means: (1) the trustees and the officers of the Fund; (2) any person who, in connection with his regular functions or duties, participates in the selection of, or regularly obtains information regarding, the Securities currently being purchased, sold or considered for purchase or sale by the Fund; and (3) any natural person in a control relationship to the Fund or its investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund; provided, however, the term "Covered Persons" does not include persons who are subject to the Adviser Code.

"Independent Trustee" means any trustee of the Fund who is not an "interested person," as defined by Section

2(a)(19) of the 1940 Act and the rules thereunder, of the Fund.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Person" means: (1) a Portfolio Manager; (2) a securities analyst or trader who provides information and advice to Portfolio Managers or who helps execute a Portfolio Manager's decisions; (3) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding the Fund's purchase or sale of securities; and (4) any natural person in a control relationship to the Fund or its investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund; provided however, the term "Investment Person" does not include persons who are subject to the Adviser Code.

"Portfolio Manager" means an individual entrusted with the direct responsibility and authority to make investment decisions affecting the Fund.

"Security" includes any stock, note, bond, debenture, or any other instrument constituting a security as defined by Section 2(a)(36) of the 1940 Act, including any warrant or option to acquire or sell a security and financial futures contracts, and limited partnership interests, but excludes securities issued by the U.S. government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of open-end investment companies (other than exchange traded funds) unaffiliated with the Adviser or any affiliate of the Adviser. "High quality short-term debt instrument" shall mean an instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO).

References to a "Security" in this Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that "Security" and any instrument or right which is equivalent to that "Security."

"Security Held or to be Acquired" by the Fund means any Security which, within the most recent 15 days (1) is or has been held by the Fund or (2) is being considered by the Fund or its investment adviser, for purchase by the Fund.

A security is "being considered for purchase or sale" from the time a decision to purchase or sell a Security is made by a Portfolio Manager or by one or more Investment Persons having authority to make such a decision on behalf of the Fund until all orders to purchase or sell that Security for the Fund are completed or withdrawn.

3.	Prohibited Transactions

(a)	No Affiliate or Independent Trustee may purchase or sell any Security in which he or she has or thereby acquires a Beneficial Interest with actual knowledge that a decision to place an order for the purchase or sale of the same Security by the Fund had been made or proposed.

(b)	No Covered Person may purchase or sell any Security in which he or she has or thereby acquires a Beneficial Interest with actual knowledge that, at the same time, such Security is "being considered for purchase or sale" by the Fund or that such Security is the subject of an outstanding purchase or sale order by the Fund.

(c)	No Investment Person may purchase any Security in an Initial Public Offering without the express written approval of the Administrator of this Code.

(d)	No Investment Person may, without the express prior written approval of the Administrator (defined below) of this Code which shall set forth the rationale supporting such pre-approval, acquire any Security in a Private Placement, and if a Private Placement security is acquired, such Investment Person must disclose that investment when he or she plays a part in the Fund's subsequent consideration of any investment in that issuer, and in such circumstances, an independent review shall be conducted by Investment Persons who do not have an interest in the issuer and by the Administrator.

(e)	No Covered Person may purchase or sell any Security in which he or she has or thereby acquires a Beneficial Interest with actual knowledge that, within the most recent 15 days, the Security has been purchased or sold or is being considered for purchase or sale by the Fund or the Adviser (a “Prohibited Matching Portfolio Transaction”).

(f)	An Investment Person may not accept any gifts or anything else of more than a de-minimis value from any person or entity that does business with or on behalf of the Fund or the Adviser.

(g)	No Investment Person may serve on the board of directors or trustees of a publicly-traded corporation or other business entity without the prior written approval of the Administrator.

4.	Exempt Transactions

Neither the prohibitions nor the reporting requirements of this Code apply to:

(a)	purchases or sales of Securities for an account over which a Covered Person has no direct control and does not exercise indirect control;

(b)	involuntary purchases or sales made by the Covered Person or any Fund;

(c)	purchases which are part of an automatic dividend reinvestment plan;

(d)	purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights; or

(e)	purchases or sales which receive the express written approval and pre-clearance of the Administrator of this Code because the purchase or sale will not occasion the improper use of the Fund's proprietary information or an abuse of the individual's position of trust and responsibility to the Fund and because:

(i)	their potential harm to an Advisory Client is remote;

(ii)	they would be unlikely to affect a highly institutional market; or

(iii)	they are clearly not related economically to securities being considered for purchase or sale by the Fund.

5.	Reporting Requirements

(a)	Within thirty (30) days after the end of each calendar quarter, all Covered Persons (subject to the limitation for Independent Trustees in sub-paragraph (b) below) shall make a written report to the Administrator of this Code. This quarterly report shall set forth specified information regarding all non-exempt securities transactions occurring in the quarter by which they acquired or disposed of a Beneficial Interest in any Security and if no non-exempt transaction in a Security occurred during the quarter, the written report shall so state.

A Covered Person is not required to include in a quarterly report information regarding one or more non-exempt transactions if all information required by the report with respect to such transactions is contained in trade confirmations and account statements previously provided to the Administrator of this Code for the time period covered by that quarterly report. Each quarterly report shall include a certification by the Covered Person that such person has not acquired or disposed of a Beneficial Interest in any Security in a Prohibited Matching Portfolio Transaction.

(b)	An Independent Trustee need only report non-exempt transactions (in which he or she has had a Beneficial Interest) in a Security (excluding, for purposes of this subparagraph (b), open-end investment companies affiliated with the Adviser or any affiliate of the Adviser) which, at the time, such trustee knew, or in the ordinary course of fulfilling his or her duties, should have known was purchased or sold or was being or had been considered for purchase or sale by the Fund during the fifteen (15) day period immediately preceding or after the date of the Independent Trustee's transaction and if no non-exempt transaction in a security occurred during the quarter, the written report, if any, shall so state.

(c)	Transactions in an account identified to the Administrator of this Code need not be otherwise reported if the Covered Person shall have authorized disclosure of all securities transactions in the account to the Administrator and furnished the Administrator copies of all confirmations and monthly statements pertaining to such account.

(d)	The quarterly report must contain the following information with respect to each reportable transaction:

(i)	name(s) in which the account is registered and the date the account was established;

(ii)	date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(iii)	title, number of shares, principal amount, interest rate and maturity (as applicable) of each security and the price at which the transaction was effected;

(iv)	name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)	the date the report is submitted.

(e)	Any such report may contain a statement that it is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any security to which the report relates.

(f)	All Covered Persons other than Independent Trustees shall arrange for copies of confirmations of all personal securities transactions and periodic statements of securities accounts to be sent directly to the Administrator.

(g)	All Covered Persons other than Independent Trustees shall initially, within ten (10) days of becoming a Covered Person, and at least annually thereafter make a written holdings report to the Administrator of the Code of Ethics with the following information (such information, as to the initial report, must be current as of a date no more than 45 days prior to the date that the person becomes a Covered Person, and as to the annual report, must be current as of a date no more than 45 days before the report is submitted):

(i)	name(s) in which the account is registered and the date the account was established;

(ii)	title, number of shares, principal amount, interest rate and maturity (as applicable) of each

(iii)	Security;

(iv)	name of the broker, dealer or bank with whom the account is maintained; and

(v)	the date the report is submitted.

(h)	All Covered Persons shall certify that they have read and understand this Code and recognize that they are subject thereto.

(i)	All Covered Persons other than Independent Trustees shall certify annually, that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant thereto.

6.	Confidentiality of Fund Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the securities "being considered for purchase or sale" by the Fund shall be kept confidential by all Covered Persons and disclosed by them only on a need to know basis in accordance with practices and policies developed and periodically reviewed for their continuing appropriateness by the Chief Compliance Officer. Any questions regarding confidentiality are to be directed to the Chief Compliance Officer. It shall be the responsibility of the Chief Compliance Officer to be familiar with such practices and policies and to report any inadequacy found by him to the trustees of the Fund or any committee appointed by them to deal with such information.

7.	Sanctions

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code and may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the affected Fund(s) and the more advantageous price paid or received by the offending person except that sanctions for violation of this Code by an Independent Trustee of the Fund will be determined by a majority vote of its other Independent Trustees.

8.	Administration and Construction

(a)	The administration of this Code of Ethics shall be the responsibility of the Chief Compliance Officer of the Fund, as the Administrator of the Code.

(b)	The duties of the Chief Compliance Officer include:

(i)	continuous maintenance of a current list of the names of all Covered Persons with an appropriate description of their title or employment;

(ii)	furnishing all Covered Persons a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

(iii)	designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Covered Persons;

(iv)	maintaining or supervising the maintenance of all records required by the Code;

(v)	preparing listings of all transactions effected by any Covered Person within fifteen (15) days of the date on which the same security was held, purchased or sold by the Fund;

(vi)	determining whether any particular securities transaction should be exempted pursuant to the provisions of Paragraph 4(e) of this Code;

(vii)	issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code which may appear consistent with the objectives of the Rule and this Code;

(viii)	conducting such inspections or investigations, including scrutiny of the listings referred to in subparagraph (v) above, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code to the trustees of the affected Funds or any committee appointed by them to deal with such information;

(ix)	submitting a quarterly report to the Board of Trustees of the Fund potentially affected, containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation; interpretations issued by and any exemptions or waivers found appropriate by the Chief Compliance Officer; and any other significant information concerning the appropriateness of this Code;

(x)	submitting a written report at least annually to the Board of Trustees of the Fund which:

(a)	summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	identifies any violations requiring significant remedial action during the past year and describes the remedial action taken;

(c)	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations;

(d)	reports with respect to the implementation of this Code through orientation and training programs and on-going reminders;

(e)	certifies that the procedures set forth in this Code are reasonably necessary to prevent Covered Persons from violating the Code; and

(xi)	maintaining periodic educational conferences to explain and reinforce the terms of this Code.

9.	Required Records

The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(a)	a copy of any code of ethics adopted pursuant to the Rule which has been in effect during the most recent five (5) year period;

(b)	a record of any violation of any such code of ethics, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of the Fund in which such violation occurred;

(c)	a copy of each report made by a Covered Person, as well as trade confirmations and account statements that contain information not duplicated in such reports, within five (5) years from the end of the fiscal year of the Fund in which such report is made or information is provided, the first two (2) years in an easily accessible place;

(d)	a copy of each report made by the Chief Compliance Officer within five (5) years from the end of the fiscal year of the Fund in which such report is made or issued, the first two (2) years in an easily accessible place;

(e)	a list, in an easily accessible place, of all persons who are, or within the most recent five (5) year period have been, required to make reports pursuant to the Rule and this Code or who are or were responsible for reviewing these reports; and

(f)	a record of any decision, and the reasons supporting the decision, to permit an Investment Person to acquire a Private Placement security, for at least five (5) years after the end of the fiscal year in which permission was granted.

10.	Amendments and Modifications

This Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the Independent Trustees of the Fund.